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Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MERCURY MAN HOLDINGS CORPORATION

        Mercury Man Holdings Corporation, a corporation existing under the laws of the State of Delaware, which was originally incorporated on September 30, 2003, does hereby certify:

        FIRST: That the Certificate of Incorporation of the corporation is hereby amended and restated to read as follows:

        1.     The name of the corporation is: Mercury Man Holdings Corporation (the "Corporation").

        2.     The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

        3.     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        4.     The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Million Two Hundred Thousand (50,200,000), consisting of Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share ("Common Stock"), and Two Hundred Thousand (200,000) shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

A.    AUTHORITY OF BOARD OF DIRECTORS TO FIX DESIGNATIONS, POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SHARES OF PREFERRED STOCK NOT FIXED HEREBY.

        Shares of Preferred Stock may be issued from time to time, in one or more series, as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The designations, powers, preferences and relative, participating, optional or other special rights of each such series, including voting rights, and qualifications, limitations or restrictions of Preferred Stock, or any series thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to Paragraph 4.C(1) herein, the designations, powers, preferences and relative, participating, optional or other special rights of each such series shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware, including, but without limiting the generality of the foregoing, the following:

          (1)   the distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (2)   the rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or any other class or classes of stock of the Corporation and whether such dividends shall be cumulative or non-cumulative;

          (3)   the right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

          (4)   whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

          (5)   the terms of the sinking fund or redemption or purchase account, if any, to be provided for Preferred Stock of such series;

          (6)   the restrictions, if any, on the issuance of shares of the same or any other class or classes or of any series of the same or any other class or classes of stock of the Corporation;

          (7)   the rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation; and

          (8)   the voting powers, if any, of the holders of such series of Preferred Stock which, without limiting the generality of the foregoing, may be equal to, more than or less than one vote per share and may include the right, voting as a series by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, or, together with any other class or classes or series of any other class or classes of stock of the Corporation, to elect one or more directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

B.    STATEMENT OF LIMITATIONS, RELATIVE RIGHTS AND POWERS IN RESPECT OF COMMON STOCK.

          (1)   After the requirements with respect to preferential dividends on Preferred Stock (fixed in accordance with the provisions of Paragraph 4.A herein), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for Preferred Stock (fixed in accordance with the provisions of Paragraph 4.A herein), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph 4.A herein, then and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors; provided, however, that the declaration and payment of cash dividends on Common Stock shall be subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor.

          (2)   After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Common Stock, subject to the rights, if any, of the holders of Preferred Stock to participate therein (fixed in accordance with the provisions of Paragraph 4.A herein), shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them, respectively.

          (3)   Except as may otherwise be required by law, or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to the provisions of Paragraph 4.A herein, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

C.    OTHER PROVISIONS.

          (1)   The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as may be fixed from time to time by the Board of Directors in such resolution or resolutions as may be adopted pursuant to authority granted in Paragraph 4.A herein and the consent, by class or series vote or otherwise, of the holders of any of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to the provisions of Paragraph 4.A herein that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

          (2)   Subject to the provisions of this Paragraph C and to the provisions of any resolution or resolutions as to any series of Preferred Stock adopted pursuant to the provisions of Paragraph 4.A herein, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine, for such consideration and upon such terms as the Board of Directors may determine.

          (3)   Shares of Common Stock may be issued from time to time as the Board of Directors shall determine, for such consideration and upon such terms as the Board of Directors may determine.

          (4)   The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.

        5.     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Paragraph 6 shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

        6.     Subject to the rights of the holders of Preferred Stock, if any, the following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1)   The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation (the "Bylaws"). Election of directors need not be by written ballot unless the Bylaws shall so provide.

          (2)   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

          (3)   The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such contract or act, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

          (4)   In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, of this Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the director which would have been valid if such Bylaw has not been made.

        7.     The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all officers and directors of the Corporation whom it may indemnify pursuant thereto.

        8.     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law or this Certificate of Incorporation, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Paragraph 8.

        SECOND: Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation. This Amended and Restated Certificate of Incorporation was duly approved by the Corporation's Board of Directors, and was duly approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and was consented to in writing by the written consent of the sole stockholder of this Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware. The number of shares voting in favor of such amendment and restatement exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

[Signature Page Follows]

        IN WITNESS WHEREOF, Mercury Man Holdings Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by John M. Baumer, its Secretary, this 24th day of February, 2004.

MERCURY MAN HOLDINGS CORPORATION

By:
Name: John M. Baumer Title: Secretary

S-1

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MERCURY MAN HOLDINGS CORPORATION